Exhibit 10.48
FIRST AMENDMENT
OF
CHICO’S FAS, INC.
2012 OMNIBUS STOCK AND INCENTIVE PLAN
WHEREAS, Chico’s FAS, Inc. (the “Employer”) maintains the Chico’s FAS, Inc. 2012 Omnibus Stock and Incentive Plan, effective June 21, 2012 (the “Plan”), for the benefit of its eligible employees;
WHEREAS, the Employer deems it necessary and desirable to amend the Plan in certain respects; and
WHEREAS, this First Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of the amendment;
NOW, THEREFORE, by virtue of the authority reserved to the Employer by Section 8.9 of the Plan, the Plan is hereby amended, effective February 1, 2017, in the following respects:
1.Section 4.1(c) of the Plan is hereby amended and restated in its entirety to read as follows:

(c)
To the extent provided by the Committee (or by the Board with respect to any Awards granted to Non-Employee Directors), any Award may be settled in cash rather than Common Stock. To the extent any shares of Common Stock covered by an Award are not delivered to a Participant or beneficiary because the Award is forfeited or canceled, or the shares of Common Stock are not delivered because the Award is settled in cash or used to satisfy the applicable tax withholding obligation, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under the Plan. Notwithstanding the preceding, with respect to a Restricted Stock Award, only such shares of Common Stock that are not delivered because they are used to satisfy the minimum amount required to satisfy statutory tax withholding requirements shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under the Plan; however, any such shares of Common

Stock that are not delivered because they are used to satisfy tax withholding obligations in excess of the minimum amount required to satisfy statutory tax withholding requirements shall be counted against the maximum number of shares of Common Stock available for delivery under the Plan.
2.    Sections 8.5(a) and (b) of the Plan are hereby amended and restated in their entireties to read as follows:

(a)
Power to Withhold; Methods to Satisfy. The Company shall have the power to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any federal, state or local withholding or other tax due from the Company with respect to any amount payable and/or shares issuable under the Plan, and the Company may defer such payment or issuance unless indemnified to its satisfaction. Whenever under the Plan payments are to be made in cash, such payments shall be made net of an amount sufficient to satisfy any federal, state or local withholding tax liability. The Committee or the Board, as the case may be, in its discretion, and subject to such requirements as the Committee or the Board may impose prior to the occurrence of such withholding, may permit such withholding obligations to be satisfied through cash payment by the Participant, through the surrender of shares of Common Stock which the Participant already owns, or through the surrender of shares of Common Stock to which the Participant is otherwise then entitled under the Plan, in an amount up to the maximum statutory tax rates.

(b)
Irrevocable Elections by Participants. Subject to the consent of the Committee or the Board, as the case may be, with respect to (i) the exercise of a Non-Qualified Stock Option, (ii) the lapse of restrictions on Restricted Stock, or (iii) the issuance of any other stock Award under the Plan, a Participant may make an irrevocable election (an “Election”) to (A) have shares of Common Stock otherwise issuable under (i) withheld, or (B) tender back to the Company shares of Common Stock received pursuant to (i), (ii) or (iii), or (C) deliver back to the Company pursuant to (i), (ii), or (iii) previously acquired shares of Common Stock having a Fair Market Value sufficient to satisfy all or part of the Participant’s estimated tax obligations associated with the transaction, in an amount up to the maximum statutory tax rates. Such Election must be made by a Participant prior to the date on which the relevant tax obligation arises. The Committee or the Board, as the case may be, may disapprove of any Election, may suspend or terminate the right to make Elections, or may provide with respect to any Award under the Plan that the right to make Elections shall not apply to such Awards.

IN WITNESS WHEREOF, the Employer has caused this amendment to be executed by a duly authorized representative this 30th day of January, 2017.

Chico’s FAS, Inc.

By: /s/ Shelley G. Broader
Its: President and CEO